Exhibit 99.1

United Rentals, Inc.
Five Greenwich Office Park
Greenwich, CT 06831
tel: 203 622 3131
fax: 203 622 6080
unitedrentals.com

United Rentals Announces Agreement for Sale of Traffic Control Business

GREENWICH, Conn. — December 26, 2006 — United Rentals, Inc. (NYSE: URI) today announced that it has signed a definitive agreement to sell its traffic control business to HTS Acquisition, Inc., an entity newly-formed by affiliates of private equity investors Wynnchurch Capital Partners and Oak Hill Special Opportunities Fund, L.P.

Under the terms of the agreement HTS Acquisition will pay United Rentals $85 million in cash, subject to certain working capital and other adjustments. The transaction, which is expected to close in the first quarter of 2007, is subject to certain customary closing conditions, but is not conditioned upon receipt of any regulatory approvals or purchaser financing.

United Rentals’ traffic control business represents one of the company’s three financial reporting segments. In 2005, full-year traffic control revenues were $270 million, or 8% of total revenues. By comparison, the company’s primary business segment, general rentals, reported $3.11 billion of revenues in 2005, or 87% of total revenues.

Wayland Hicks, chief executive officer for United Rentals, said, “The sale of our traffic control business supports our strategy of focusing our resources on those businesses where we have the greatest opportunities for financial growth and market leadership. While our traffic control operations showed steady improvement throughout most of 2006, our general rentals and trench safety, pump and power segments are more consistent with our core strengths and vision.”

As a result of the definitive agreement, United Rentals expects to recognize a fourth quarter 2006 loss on sale in the range of $0.19 to $0.24 per diluted share. This loss on sale, as well as prior period and full year 2006 results for the traffic control segment, will be reflected in discontinued operations when the company reports its fourth quarter and full year 2006 results. The divestiture is not expected to have a material impact on 2007 results.

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About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of more than 760 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s 13,900 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 20,000 classes of rental equipment with a total original cost of $4.1 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.

About Wynnchurch Capital

Wynnchurch Capital is a privately owned investment management firm with more than $500 million of capital under management in private equity funds. Wynnchurch specializes in management buyouts, recapitalizations, restructurings, acquisitions and growth capital investments. The firm’s objective is to partner with middle market companies in the United States and Canada that have the potential for substantial growth and profit improvement. Additional information about Wynnchurch Capital Partners, with offices in Chicago, Detroit and Montreal, is available at wynnchurch.com.

About Oak Hill Special Opportunities Fund, L.P.

Oak Hill Special Opportunities Fund, L.P., with $500 million of committed capital, focuses on special situation investment opportunities. The fund is a joint venture between Oak Hill Advisors, L.P., a credit-oriented investment firm, and Oak Hill Capital Partners, a private equity firm, and is one of several Oak Hill partnerships which collectively comprise more than $20 billion of investment capital.

Certain statements in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements can generally be identified by words such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” “should,” “on track” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. The consummation of the sale of our traffic control segment is subject to a number of risks, uncertainties and conditions, some of which are beyond our control, and, as a result, such sale may not be completed when and as anticipated and the anticipated results thereof may not be realized in the manner or amounts contemplated by such forward-looking statements. For a fuller description of the terms and conditions of the sale agreement, please refer to our Current Report on Form 8-K, which is being filed with the SEC today.

Additionally, our businesses and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) weaker or unfavorable economic or industry conditions can reduce demand and prices for our products and services, (2) non-residential construction spending, or governmental funding for infrastructure and other construction projects, may not reach expected levels, (3) we may not have access to capital that our businesses or growth plans may require, (4) any companies we acquire could have undiscovered liabilities, may strain our management capabilities or may be difficult to integrate, (5) rates we can charge may increase less than anticipated, or costs we incur may increase more than anticipated, (6) we have significant leverage, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions, (7) we have not yet successfully remediated a previously identified material weakness in our internal controls relating to our financial close process, (8) we are subject to an ongoing inquiry by the SEC, and there can be no assurance that its outcome will not require additional changes in our accounting policies and practices, restatements of financial statements, revisions of results or guidance, or otherwise have adverse consequences for us, and (9) we may incur additional significant expenses in connection with the SEC inquiry, the class action lawsuits and derivative actions that were filed in light of the SEC inquiry, or other litigation, regulatory or investigatory matters, related thereto or otherwise. For a fuller description of these and other possible uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2005, as well as to our subsequent filings with the SEC. Our forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

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Contact:

Chuck Wessendorf	Todd Helvie
VP, Investor Relations and	SVP and Controller
Corporate Communications	United Rentals, Inc.
United Rentals, Inc.	(203) 618-7169
(203) 618-7318	thelvie@ur.com
cwessendorf@ur.com

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